                                                                    Exhibit 10.4


                            THIRD AMENDMENT TO LEASE

1.   PARTIES

     1.1 THIS AGREEMENT made the 6th day of November, 2001 is between MACK-CALI REALTY, L.P. ("Lessor") whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 and MOVADO GROUP, INC. ("Lessee"), whose address is Mack Centre II, One Mack Drive, Paramus, New Jersey.

2.   STATEMENT OF FACTS

     2.1 Lessor and Lessee entered into a Lease dated December 21, 2000, as amended by First Amendment to Lease dated December 21, 2000 and Second Amendment to the lease dated July 26, 2001 (hereinafter collectively, the "Lease") covering approximately 57,535 gross rentable square feet on the third (3rd) floor ("Premises") in the building located at Mack Centre II, One Mack Drive, Paramus, New Jersey ("Building"); and

     2.2 Lessee desires to expand the Premises by leasing approximately 6,024 gross rentable square feet on the third (3rd) floor of the Building contiguous to the Premises ("Second Expansion Premises"), as shown on Exhibit A attached hereto and made a part hereof; and

     2.3 The parties desire to amend certain terms of the Lease as set forth below.

3.   AGREEMENT

          NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Lessor and Lessee agree as follows:

     3.1  The above recitals are incorporated herein by reference.

     3.2 All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

     3.3 The Term applicable to the Second Expansion Premises shall commence on the date the Second Expansion Premises are delivered to Lessee (the "Effective Date") and shall terminate at 11:59 p.m. on June 30, 2013, said date being the Expiration Date, as defined in the Lease. Lessor shall use reasonable efforts to deliver the Second Expansion Premises to Lessee on or about December 1, 2001 but shall have no liability for failure to deliver same by said date.

     3.4 Lessor hereby leases the Second Expansion Premises to Lessee, and Lessee shall accept the Second Expansion Premises on the Effective Date in its "AS-IS" condition with the Building systems serving the Second Expansion Premises in good working order. Lessor represents that to the best of its knowledge there are no unlawful quantities of asbestos or contaminates in the Second Expansion Premises.

     3.5 Lessee, at its sole cost and expense, shall perform improvement work to the Second Expansion Premises including, without limitation, legally demising the Second Expansion Premises in accordance with Exhibit B attached hereto and made part hereof. Lessor shall provide an allowance towards such improvements work of up to ONE HUNDRED FIFTY THOUSAND SIX HUNDRED AND 00/100 DOLLARS ($150,600.00) ("Lessor's Construction Allowance.

     3.6  From and after the Effective Date, the following shall be effective:

          a. Lessor shall lease to Lessee and Lessee shall hire from Lessor the Second Expansion Premises as shown on Exhibit A attached hereto and made part hereof.

          b. The Premises shall be defined as approximately 63,559 gross rentable square feet on the third (3rd) floor of the Building and Paragraph 7 of the Preamble to the Lease be shall deemed amended accordingly.

     c. In addition to the Fixed Basic Rent payable applicable to the Premises, Lessee shall pay Lessor Fixed Basic Rent applicable to the Second Expansion Premises which shall accrue as follows and Paragraph 10 of the Preamble to the Lease shall be deemed supplemented accordingly:

          Lease Year(s)            Yearly Rate         Monthly Installment
          Effective Date-6/30/05   $149,094.00         $12,424.50
          7/1/05-6/30/09           $161,142.00         $13,428.50
          7/1/09-6/30/13           $173,190.00         $14,432.50

          Notwithstanding anything hereinabove to the contrary, Lessee's obligation to pay the accrual of Fixed Basic Rent for the Second Expansion Premises shall commence only on the three (3) month anniversary of the Effective Date.

     d. Parking Spaces as defined in Paragraph 14 of the Preamble to the Lease shall be amended to be a total of two hundred fifty-four (254) spaces, forty-three (43) of which shall be assigned and two hundred eleven
          (211) of which shall be unassigned. As shown on Exhibit C attached hereto and made a part hereof.

     e. Lessee shall pay Lessor the cost of electricity consumed within the Second Expansion Premises in accordance with Article 22 Building Standard Office Electrical Service of the Lease.

     f. Lessee's Percentage applicable to the Second Expansion Premises shall be 1.72%.

     g. Lessee shall pay Lessor, as Additional Rent, Lessee's Percentage applicable to the Second Expansion Premises of the increased cost to Lessor for each of the categories set forth in Article 23 (Additional
          Rent) over the Base Period Costs set forth in Paragraph 2 of the Preamble of Lease. Notwithstanding anything hereinabove to the contrary, Lessee shall have no obligation to pay Lessee' Percentage applicable to the Second Expansion Premises of the increased cost to Lessor over the Base Period Costs for the Second Expansion Premises during the first twelve (12) months following the Effective Date.

     h. The term "Second Expansion Premises" shall have the same meaning as the term "Premises" as in the Lease, and the Lease shall be deemed amended accordingly. All terms and agreements contained in the Lease shall apply to the Second Expansion Premises demised herein with the same force and effect as if the same had been set forth in full herein except as otherwise expressly provided in this Agreement.

     i. Lessor shall use the Second Expansion Premises primarily as an employee cafeteria with secondary uses as: a watch sale/company store, a customer service window for drop off and pick up of company products, and offices/conference rooms. As part of Lessee's cafeteria needs, Lessor agrees to permit Lessee to install, at Lessee's sole cost and expense, several exhaust ducts directly to the exterior of the Building, or in the alternative, to the roof of the Building through a Building airshaft vent or similar vent or similar opening. Such work by Lessee shall be subject to plans approved by Lessor, which approval shall not be unreasonably withheld, delayed or conditioned. Lessee shall remove any such alterations at the expiration or sooner termination of the Term and restore the Second Expansion Premises and the Building to the condition existing prior to such alteration.

     j. Lessee shall have the right to install, at Lessee's sole cost and expense, a new electric riser through Lessor's common Building shaft. Such work by Lessee shall be subject to plans approved by Lessor, which approval shall not be unreasonably withheld, delayed or conditioned. Lessee shall remove any such alterations at the expiration or sooner termination of the Term and restore the Second Expansion Premises and the Building to the condition existing prior to such alteration.

3.7 This Agreement shall not extend or otherwise amend the Term or Fixed Basic Rent applicable to the Premises as defined herein.

3.8 Each of Lessor and Lessee represent and warrant to the other that no broker except Alexander Summer LLC (the "Broker") brought about this transaction, and each agrees to indemnify and hold the other harmless from any and all claims of any other broker arising out of or in connection with negotiations of, or entering into of, this Agreement. Lessor agrees to pay Broker pursuant to a separate agreement and to indemnify and hold harmless Lessee with respect to claims by the Broker.

3.9 Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all of the terms and conditions thereof.

3.10 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.11 Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

       IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR                                       LESSEE
MACK-CALI REALTY, L.P.                       MOVADO GROUP, INC.


By: Mack-Cali Realty Corporation,
    its general partner


By: /s/ Michael A. Grossman                  By: /s/ [ILLEGIBLE]
   --------------------------------              -------------------------------
   Michael A. Grossman                           Name:
   Executive Vice President                      Title:

                                   EXHIBIT A

                     LOCATION OF SECOND EXPANSION PREMISES











                              [FLOOR PLAN GRAPHIC]








THIRD (3RD) FLOOR
ONE MACK DRIVE
PARAMUS, NEW JERSEY

                                   EXHIBIT B

                         LESSEE'S WORK AND ALTERATIONS

Lessee may make the alterations required for Lessee's use of the Second Expansion Premises (hereinafter the "Work") after the Effective Date of the Second Amendment subject to the following:

     a. Lessee, at its sole cost and expense, shall prepare and submit to Lessor, for Lessor's and governmental approval, the following descriptive information, detailed architectural and engineering drawings and specifications (hereinafter the "Plans") for the Work. The Plans shall be as complete and finished as required to completely describe the Work and shall include, but not be limited to, the following:

          i. Demolition Plans depicting all existing conditions to be removed, abandoned or cut patched.

          ii. Architectural floor plans depicting partition locations and types; door location, size, and hardware types.

          iii. Structural plans, if required, depicting new structural components and their connections to existing elements.

          iv. Electrical plans depicting any new and existing electrical wiring, devices, fixtures and equipment.

          v. Mechanical plans depicting any new plumbing, piping, heating, ventilating, air conditioning equipment, and duct work and its connections to existing elements.

          vi. Life Safety System plans depicting all new or altered alarm system fixtures, devices, detectors and wiring within the Second Expansion Premises and their connection to existing systems.

          vii. Coordinated reflected ceiling plan showing ceiling systems and materials and all of the above items and their proximity to one another.

          viii. Finish plans showing locations and types of all interior finishes with a schedule of all proposed materials and manufacturers.

          The Plans shall provide for all systems and construction components complying with the requirements of all governmental authorities and insurance bodies having jurisdiction over the Building.

     b. The Plans for the Work are subject to Lessor's prior written approval which shall not be unreasonably withheld, provided, however, that Lessor may in any event disapprove the Plans if they are incomplete, inadequate or inconsistent with the terms of the Lease or with the quality and architecture of the Building. Lessor agrees to approve or disapprove the Plans within three (3) business days of receipt of same (the "Lessor's Approval Period"). If Lessor disapproves the Plans or any portion thereof, Lessor shall promptly notify Lessee thereof and of the revisions which Lessor reasonably requires in order to obtain Lessor's approval Lessee shall, at its sole cost and expense, submit the Plans, in such form as may be necessary, with the appropriate governmental agencies for obtaining required permits and certificates. Any changes required by any governmental agency affecting the Work or the Plans shall be complied with by Lessee in completing said Work at Lessee's sole cost and expense. Lessee shall submit completed Plans to Lessor simultaneously with Lessee's submission of said plans to the local building department.

2. Lessor shall permit Lessee to solicit competitive pricing and select its own general and/or individual subcontractors to perform the Work in its sole cost subject to the following:

     a. All general contractors shall be subject to Lessor's prior written approval, which shall

                               Exhibit B - Page 1
        not be unreasonably withheld.

     b. Intentionally omitted.

     c. Lessee shall be permitted to use the same team of architects and contractors who built Lessee's current office space on the third floor of the Building.

     d. If Lessee does not use the same team of architects and contractors who built Lessee's current office space on the third floor of the Building, then Lessee shall use the Base Building Sub-Contractors and their respective trades are set forth in Paragraph 6 below.

     e. Lessee notifies Lessor in writing of Lessee's selection of general and subcontractors.

     f. All costs associated with the biding process soliciting competitive pricing will be at the sole cost and expense of the Lessee.

3.   Intentionally omitted.

4. If Lessee elects to engage another general contractor, or individual sub-contractors, Lessee shall, at its sole cost and expense, complete the Work. Lessee shall complete such Work through its own contractors in accordance with the following terms and conditions:

     a. Lessee's workmen and mechanics shall work in harmony and not interfere with the labor employed by Lessor, Lessor's mechanics or contractors or by any other Lessee or their mechanic or contractors, if any. If at any time Lessee and/or its contractors cause disharmony or interference with the operation of the Building, Lessor shall give forty-eight (48) hours written notice to Lessee and Lessee shall promptly resolve any dispute so that the tenor of the construction process and the operation of the Building is returned to that which existed prior to Lessor's notice. Such entry by Lessee's contractors shall be deemed controlled by all of the terms, covenants, provisions and conditions of the Lease.*

     b. Prior to the commencement of the Work, Lessee shall provide Lessor with evidence of Lessee's contractors and sub-contractors carrying such worker's compensation, general liability, personal and property insurance required by law and in amounts no less than the amounts set forth in Paragraph 8 herein. Lessor shall not be liable in any way for any injury, loss or damage which may occur to any portion of the Work, Lessee's decorations, or installments so made, the same being solely at Lessee's risk.

     c. All proposed Building System work, including the preparation of the plans and specifications identified herein, shall be approved by Lessor's engineers (the "Engineering Review"), and the reasonable cost thereof shall be Lessee's responsibility.

     d. Lessor shall afford Lessee and its contractors the opportunity to use the Building facilities in order to enable Lessee and its contractors to perform the Work, provided however, that Lessee and its contractors shall remain responsible for the scheduling and transportation of materials and equipment used in the performance of such work. Lessee shall give Lessor adequate prior notice with regard to the scheduling and transportation of materials in and out of the Building. Lessor shall furnish, at Lessor's expense, water, electricity, heat and ventilation during the performance of the Work during regular construction trade hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, exclusive of trade holidays. Scavenger service shall be provided by Lessor at Lessee's expense.

     e. All plans, changes to the plans and work installed by Lessee and its sub-contractors shall require inspections to be made by Lessor's Base Building Sub-Contractors at Lessee's or Lessee's contractors expense (the "Inspection Fees"). The Base Building Sub-Contractors shall supply Lessor with certification that work so preformed has been completed in accordance with the Plans which have been previously approved



                              Exhibit B -- Page 2
          by Lessor. If a Base Building Sub-Contractor is selected and actually installs the work, the Inspection Fees described in this paragraph with respect to such work shall not be required.

     f. Lessee shall be responsible for all cleaning and removal of debris necessitated by the performance of the Work. If Lessee fails to provide such cleaning and removal, the same may be performed by Lessor on Lessee's behalf (except if the debris is only located within the Premises, Lessor shall give Lessee three (3) days notice prior to performing such work) and Lessee will pay Lessor an amount equal to the contractor's charge therefore.

     g. Neither the outside appearance nor the strength of the Building or of any of its structural parts shall be affected by the Work.

     h. The proper functioning of any of the Building Systems shall not be adversely affected or the usage of such systems by Lessee shall not be materially increased above the projected usage of such systems indicated by the current plans and specifications of the Building.

     i. Lessee and its general and sub-contractors shall be bound by and observe all of the conditions and covenants contained in the Lease and this Exhibit A.

     j. Lessor shall designate a "Project Manager" as its representative in the Building who shall be responsible for coordination and supervision of the Work as it pertains to the daily operation of the Building.
          The Project Manager and his subordinates shall be granted access to the Second Expansion Premises at all times during the construction period.

5. Any part of the Work other than Lessee's trade fixtures and equipment within the Second Expansion Premises shall become the property of the Lessor upon installation. Furthermore, with respect to any material and installation which is part of the Work, Lessee shall not be entitled to remove (unless replaced with equivalent property), pledge or sell same unless otherwise agreed to in writing by Lessor and Lessee. No refund, credit, or removal of said items shall be permitted at the termination of the Lease. Items installed that are not integrated in any such way with other common building materials do not fall under this provision (Example: shelving, furniture, trade fixtures equipment).

6. Lessor shall provide a cash contribution of up to ONE HUNDRED FIFTY THOUSAND SIX HUNDRED AND 00/100 DOLLARS ($150,600.00) ("Lessor's Construction Allowance") for payment of the costs associated with the completion of The Work. Lessor's Construction Allowance shall be payable within fifteen (15) days of Lessor's receipt of the following and shall be payable notwithstanding that the Effective Date of the Second Amendment to Lease may not have yet occurred:

     a. Copy of the Certificate of Occupancy (temporary and permanent) issued by the local construction official;

     b. AIA Document G704, Certificate of substantial completion issued and signed by Lessee's Architect;

     c. Release of Lien statements from the general and all sub-contractors associated with the Work and invoices evidencing the cost of said work; and

     d. Lessee shall provide Lessor a set of reproducible drawings of the Plans and a "CAD" file (in .DWG or .DXF format) of the "As-Built" Plans.

7.   The Base Building Sub-Contractors are:

          FIRE SPRINKLER CONTRACTOR
          "To be provided by Lessor upon request from Lessee."

          ELECTRICAL CONTRACTOR



                             Exhibit B - Page 3

          "To be provided by Lessor upon request from Lessee."

          PLUMBING CONTRACTOR
          "To be provided by Lessor upon request from Lessee."

          HVAC CONTRACTOR
          "To be provided by Lessor upon request from Lessee."

8.   Lessee's Contractor's Insurance:

     a. The Lessee shall require any and all contractors of the Lessee performing work on or about the Second Expansion Premises to obtain and/or maintain specific insurance coverage for events which could occur while operations are being performed and which could occur after the completion of the work. The insurance coverage of the contractor shall be at least equal to the coverage required by Article 30 of the Lease and the contractor shall name Lessor and, if requested, Mortgagee as additional insureds on all policies of liability insurance.

     b. The contractor shall purchase and maintain such insurance as will protect itself and Lessor and Lessee from claims set forth below which may arise out of or result from its operations under the contract and after contract completion with Lessee, whether such operations are performed by the contractor or by any subcontractor or by anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable. The insurance coverage shall include but not be limited to protection for:

          i. Claims under Workers or Workmens Compensation, Disability Benefits, and other Employee Benefit Acts;

          ii. Claims for damages because of bodily injury, occupational sickness, disease or death of its employees;

          iii. Claims for damages because of bodily injury, sickness, disease, or death of any person other than its employees;

          iv. Claims for damages insured by the usual personal injury liability coverages which are sustained by (i) any person as a result of an offense directly or indirectly related to the employment of such person by the contractor, or (ii) by any other person;

          v. Claims for damages, other than to the work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

          vi. Claims for damages because of bodily injury or death of any person and/or property damage arising out of the ownership, maintenance, or use of any motor vehicle; and

          vii. Claims which include the foregoing, but not limited thereto, which may occur while operations are being performed and claims which may occur after operations are completed.

     c. Lessee shall secure evidence of Lessee's contractor's insurance coverage adequate to protect Lessor and Lessee.

     d. The contract between the Lessee and its contractor shall require that the Lessee's contractor hold the Lessor harmless in a form and manner equal to the indemnity agreement in Article 12, "Indemnification" of the Lease agreement.

     e. Lessee shall cause to be executed a waiver of all subrogation rights their contractors have or may have against Lessor and any Mortgagee involved in the Second Expansion Premises in any way, for damages caused by fire or other perils so insured.


                                     -END-

                               Exhibit B - Page 4

                                   EXHIBIT C

                      LOCATIONS OF ASSIGNED PARKING SPACES


                             [PARKING LOT GRAPHIC]


MACK-CALI CENTRE II
ONE MACK DRIVE
PARAMUS, NEW JERSEY